U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                          OMB APROVAL
                          OMB NUMBER:  3235-0104
                          Expires: September 30, 1998
                          Estimated average burden
                          hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

FCY Acquisition Corporation
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     (Last)                         (First)                      (Middle)

150 Dey Road
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                                   (Street)

Wayne                                  NJ                             07470
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     (City)                         (State)                           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

                         10/23/99
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

Furon Company (NYSE: FCY)
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5.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                        x 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

    Form filed by One Reporting Person
----

 x  Form filed by More than One Reporting Person
----


             Table I -- Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                                      17,746,867                    D




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

                                                                        (Over)
                                                               SEC 1473 (9-96)

               Table II Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative           2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)              and Expiration                 Securities Underlying      sion or       ship         of In-
                                      Date (Month/Day/Year)          Derivative Security        Exercise      Form of      direct
                                      -------------------------         (Instr. 4)              Price of      Deriv-       Bene-
                                      Date           Expira-       -------------------------    Derivative    ative        ficial
                                      Exer-          tion             Title           Amount    Security      Security:    Owner-
                                      cisable        Date                             or                      Direct       ship
                                                                                      Number                  (D) or      (Instr.
                                                                                      of                      Indirect     5)
                                                                                      Shares                  (I)
                                                                                                              (Instr.
                                                                                                              5)
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




Explanation of Responses:

On October 22, 1999, the tender offer made by FCY Acquisition Corporation (an indirect wholly owned subsidiary of Norton Company, which is an indirect wholly owned subsidiary of Compagnie de Saint-Gobain) for all of the issued and outstanding shares of Common Stock of Furon Company expired and pursuant to such offer FCY Acquisition Corporation has purchased 17,746,867 shares of such Common Stock.

FCY Acquisition Corporation

by:  Name:  John R. Mesher
     Title: Vice President and
            Secretary

/s/ John R. Mesher                                       November 1, 1999
-------------------------------                        ------------------------
**Signature of Reporting Person                                 Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of        Page 3
information contained in this form are not required to           SEC 1473 (7-96)
respond unless the form displays a currently valid OMB Number.

Additional Reporting Persons
----------------------------
Additional Reporting Person:    Norton Company (a wholly owned subsidiary of
                                Compagnie de Saint-Gobain)
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Address:                        One New Bond Street, Worcester,
                                Massachusetts 01615-0008
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Designated Filer:               FCY Acquisition Corporation
Issuer & Ticker Symbol          Furon Company/Common-FCY
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Statement for Month/Year:       10/99
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                                Norton Company

                                by: Name:   John R. Mesher
                                    Title:  Vice President, Secretary and Clerk

                                    /s/ John R. Mesher          November 1, 1999
                                    ----------------------      ----------------
                                    Signature of Reporting      Date
                                      Person

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Additional Reporting Person:    Compagnie de Saint-Gobain
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Address:                        Les Miroirs, 92096 La Defense Cedex, Paris,
                                France
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Designated Filer:               FCY Acquisition Corporation
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Issuer & Ticker Symbol          Furon Company/Common-FCY
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Statement for Month/Year:       10/99
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                                Compagnie de Saint-Gobain

                                by: Name:   Gianpaolo Caccini
                                    Title:  Senior Vice President

                                    /s/ Gianpaolo Caccini       November 1, 1999
                                    ----------------------      ----------------
                                    Signature of Reporting      Date
                                      Person